Exhibit 12(d)

                      Entergy Mississippi, Inc.
       Computation of Ratios of Earnings to Fixed Charges and
Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

                                                              1997       1998       1999      2000       2001
Fixed charges, as defined:
  Total Interest                                              $45,274    $40,927   $38,840    $44,877    $50,991
  Interest applicable to rentals                                1,947      1,864     2,261      1,596      1,849
                                                              --------------------------------------------------
Total fixed charges, as defined                                47,221     42,791    41,101     46,473     52,840

Preferred dividends, as defined (a)                             5,123      4,878     4,878      5,347      4,674
                                                              --------------------------------------------------
Combined fixed charges and preferred dividends, as defined    $52,344    $47,669   $45,979    $51,820    $57,514
                                                              ==================================================
Earnings as defined:

  Net Income                                                  $66,661    $62,638   $41,588    $38,973    $39,620
  Add:
    Provision for income taxes:
    Total income taxes                                         26,744     28,031    17,537     22,868     20,464
    Fixed charges as above                                     47,221     42,791    41,101     46,473     52,840
                                                              --------------------------------------------------
Total earnings, as defined                                   $140,626   $133,460  $100,226   $108,314   $112,924
                                                              ==================================================
Ratio of earnings to fixed charges, as defined                   2.98       3.12      2.44       2.33       2.14
                                                              ==================================================
Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                 2.69       2.80      2.18       2.09       1.96
                                                              ==================================================

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(a) "Preferred dividends," as defined by SEC regulation S-
    K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.